EXHIBIT 10.5

HONG KONG TOY CENTRE LIMITED

September 1, 2003

Mr. Raymond Chan Hong Leung

Dear Raymond,

We are pleased to offer you the position of the Executive Vice President – Operations/Comptroller with Hong Kong Toy Centre Ltd. (the “Company”). Should you agree with the terms and conditions of our offer as set out herein, please confirm your acceptance of the same by signing on a copy of this letter and returning the same to us.

1.	Position and Duties

Service with Company. You will be employed by the Company as Executive Vice President – Operations/Comptroller. The duties include the management on all operational matters of the Company and also as Comptroller of the Company and all other reporting companies of the Company. The reporting companies of the Company will include the following companies:-
Gatelink Mould Engineering Ltd
Asian World Enterprises Co., Ltd
Great Wall Alliance Limited
Playwell Industry Limited
Zhejiang Playwell Toy Co. Ltd
Beiliewei PRC Retail Group – Mainland China
Kord Group

The business scope of the Company itself includes the marketing, sales, product development, and manufacturing of “Playwell” branded products, the manufacturing services to third party customers, as well as acting as the Hong Kong resident Manager of the following companies:-
Fun-4-All Corp UK
Grand Toys International, Inc HK

You will perform such reasonable duties as the Company shall assign to you from time to time, including acting as an officer or director of the Company’s affiliated companies as requested by the Company. You will report to Jeff Hsieh, the President and CEO of the Company.

Performance of Duties. You agree to serve the Company faithfully and to the best of your ability. You hereby confirm that you are under no contractual commitments inconsistent with your obligations set forth in this Agreement.

Location of Work. You will perform your duties at our offices or elsewhere within or outside of Hong Kong as required from time to time.

Other rules and regulations. You will abide by the Company’s policies, rules, and regulations as may be established or amended from time to time at our sole discretion and in such manner as appropriate, including but not limited to circulars, electronic emails, memorandums, staff manuals and the Company’s intranet. You will also abide by all applicable governmental laws, rules and regulations.

2.	Commencement and Duration

Your employment with the Company will commence on January 1, 2004 (the “Commencement Date”). This Agreement is deemed to commence on Commence Date and will continue until terminated in accordance with Section 5 of this letter.

3.	Remuneration

Salary. You will be paid a salary of US$175,000 (or HK$1,350,000) per year payable monthly in accordance with the Company’s normal payroll procedures and policies.

Bonus. The Company will pay, at its sole discretion, a performance cash bonus against certain performance standards from time to time.

Expenses. The Company will pay or reimburse you for reasonable and necessary out-of-pocket business expenses incurred by you in the performance of your duties under this Agreement, subject to the Company’s normal policies for submitting expense receipts for verification.

Cornerstone Convertible Preference Share Grant. On the Commencement Date, the Company will grant to you, without charge, the worth of US$1,000,000 of Convertible Preference Shares (“Cornerstone CP”) issued by Cornerstone Overseas Investments Ltd (“Cornerstone”) with the attached preferential right for Cornerstone to deliver the equivalent value of Grand Toys International Inc American Depository Receipt (“Grand ADR”). You agree that for three years from date of Grant, you will not, without consent of the Company, exercise the conversion rights of the Cornerstone CP, so long as you are employed by the Company, other than in accordance to the following allowed manner:-

Not more than one third of the total grant exercisable after the one year.

Not more than two thirds of the total grant exercisable after two years.

Balance after three years from the date of Grant.

Option Grant. On the Commencement Date the Company will vest you an option to acquire that number of Cornerstone CP in the Company with a face value of US$1,000,000 on the Commencement Date. Such option shall be fully vested on the date of Grant and shall be exercisable at the rate of one third after one year from the date of Grant, two thirds after two years, and balance after three years from the date of Grant. The option will expire ten years from the date of Grant.

The exercise price per Cornerstone CP will be the equivalent value of the number of Grand ADR’s deemed convertible per the trading price of the Grand ADR’s on the date of Grant. The option shall not be assignable or transferable. You agree that for three years from the date of exercise, you will not, without consent of the Company, sell or otherwise transfer the Grand ADR’s obtained upon exercise of the option by paying the due amount for the exercise of this option; provided, however, that the foregoing restriction on sale or transfer of the Shares will only apply for so long as you are employed by the Company.

Right of First Refusal. You agree that you will not sell, transfer or otherwise dispose of any Cornerstone CP, without permitting Jeff Hsieh or the Company the opportunity to acquire all or a portion of Cornerstone CP.

4.	Grand Toys International Inc.

As you are aware, the Company may become part of Grand Toys International Inc. (“Grand”). In such case, you may be nominated to perform certain duties for Grand and in turn, Grand may at its board’s discretion grant you certain Grand options or share grants in recognition for your contributions to Grand.

5.	Termination

Either party may terminate this contract of employment by giving the other three (3) months’ notice in writing or by agreeing to make a payment of wages in lieu of the notice entitlement.

Notwithstanding the aforementioned, we may dismiss you without notice or payment in lieu thereof pursuant to Section (9) of the Ordinance if you (a) willfully disobey our lawful and reasonable order; or (b) conduct yourself in such a manner to be inconsistent with an employee’s due and faithful discharge of its duties; or (c) you have acted fraudulently or dishonestly; or (d) you habitually neglect your duties; (e) you engage in gross or willful misconduct; (f) you are convicted of a serious crime; (g) you violate the terms of this employment agreement; (h) you engage in conduct that may be damaging to or reflect poorly upon the Company or its affiliates, including Grand; or (i) any other grounds on which an employer would be entitled to terminate an employment contract without notice at Common Law (collectively, “for cause”).

On Termination of your employment you shall immediately return to the Company, in accordance with any instructions which may be given to you, all items of property belonging to the Company in your possession or under your control including customer lists, sales records, technical information and data, specifications, software manuals, correspondence, notes, reports, papers and other documents (together with any summaries, extracts or copies thereof), Company car, keys, credit cards, passes and tools. You must, if so required by the Company, confirm in writing that you have complied with your obligations under this provision.

6.	Non-Competition

You agree that during the term of this Agreement or any extension thereof, and for a period of one year after the termination of this Agreement, that you will not, without the Company’s prior written consent: (a) complete with the business activities of the Company or its affiliates as they currently are as of the date of this agreement and also as they may be on the date of termination or accept employment with a competitor of the Company or its affiliates; (b) solicit any person, firm, or entity who, at any time during a one-year period preceding the termination of this Agreement, was a customer, vendor, supplier, distributor, consultant, agent, manufacturer or other business contact of the Company or its affiliated, with the sole exception that you may conduct business (provided you do not breach any other term or provision of this Agreement) with any entity who was previously known to or associated with you; or (c) solicit to leave or hire other individuals who were employees of the Company or its affiliated on the date you left the Company.

You agree that the limitations set forth above are reasonable in time and geographic scope and, if any provision hereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect and that this Agreement shall be enforced to the broadest possible extent. In particular, you agree that if any court of competent jurisdiction or arbitration panel shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of you and of the Company that it shall not be terminated thereby but shall be deemed to have been amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication.

7.	Confidential Information

Except in the proper performance of your duties, you will not either during your employment or at any time afterwards use or communicate to any person, and during your employment you will use your best endeavor to prevent the disclosure of, any information of a confidential nature concerning the business of the Company or of any person having dealings with it and which comes to your knowledge during the course of your employment, unless an officer of the Company expressly authorizes in writing such disclosure or use.

By way of illustration but not limitation, confidential information includes inventions, discoveries, developments and improvements, know-how, techniques, designs, processes, formulae and data, plans for research, development, new products, marketing, and selling, information regarding business plans and budgets, unpublished financial statements, licenses, prices and costs, and information concerning suppliers and customers that has not been publicly displayed.

8.	Governing Law

Your employment with the Company shall be governed by and construed in accordance with the laws of the Special Administrative Region of Hong Kong of the People’s Republic of China and the parties hereby submit to the Hong Kong courts or Labour Tribunal in respect of any dispute or matter arising out of or in connection with this employment agreement.

9.	Personal Data

You unconditionally and irrevocably consent to the Company’s disclosure and/or transfer of any personal data collected from you.

10.	Miscellaneous

This offer shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) which we may have with you which shall be deemed to have been terminated by mutual consent as from the Commencement Date.

The expiration or termination of the employment with us howsoever arising shall not operate to affect such of the provisions in this letter which are expressed to operate or have effect thereafter.

In the event of any variation of the remuneration payable to you pursuant to the terms of this letter being made by our mutual consent such variation shall not constitute a new offer but (subject to any express mutual agreement to the contrary) your employment with us hereunder shall continue subject in all respects to the terms and conditions as set out herein with such variation as aforementioned.

Should any provision of this letter and the terms and conditions set out herein be found by any court of competent jurisdiction to be invalid or unenforceable for any reason, the invalidity of such provision shall not affect the other provisions of this letter and all provisions not affected by such invalidity shall remain in full force and effect. Notwithstanding the aforementioned, if a provision is held to be invalid because of its extent (in terms of time, geographical coverage and/otherwise) such term shall be reduced in scope to ensure its validity and shall be read and continue to form part of the terms and conditions herein as if the original extent had been reduced.

Any delay by us in exercising our rights under this letter shall not constitute a waiver of any of our rights hereunder.

Sincerely, /s/ Jeff Hsieh

Jeff Hsieh

I hereby accept the terms of the offer
as set out above in this letter and
agree to be bound by such terms and
conditions as set out herein.

/s/ Raymond Chan

Date: